Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Catalyst Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Catalyst Pharmaceuticals, Inc. on Forms S-3 (File No. 333-215315 and File No. 333-219259) and Forms S-8 (File No. 333-226008 and File No. 333-198119).

/s/ GRANT THORNTON LLP

Miami, Florida
March 18, 2019